Exhibit 99.1

Contact:
Global Logistics Acquisition Corp.	Brainerd Communicators, Inc.
Gregory E. Burns	Jeff Majtyka/Jonathan Schaffer (Investors)
President, CEO	Jenna Focarino (Media)
(646) 495-5094	(212) 986-6667
Global Logistics Acquisition Corp. to Acquire The Clark Group, Inc.
~ Supply Chain Solutions Provider to Serve as Expansion Platform ~
New York, NY, May 21, 2007 — Global Logistics Acquisition Corporation (AMEX: GLA) (“GLAC”), a specified purpose acquisition corporation (a SPAC), today announced that it has reached a definitive agreement to acquire The Clark Group, Inc. (“Clark”), a closely held provider of mission-critical supply chain solutions to the print media industry, for $75 million.
Under terms of the agreement, GLAC will acquire Clark, based in Trenton, NJ, for $72.5 million of cash and issue 320,276 shares to certain shareholders. Clark is majority owned by members of the Anderson family and individuals associated with Anderson companies. The transaction is subject to the review of the Securities and Exchange Commission, shareholder approval, and other customary closing conditions. Assuming conditions are met, GLAC anticipates completing the transaction in the third quarter of 2007.
Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry. The Company’s asset-light business model has enabled Clark to increase revenues and EBIT while requiring minimal capital investment. In 2006, Clark generated revenue of $77 million.
“The Clark Group represents an outstanding platform on which to build a growing global logistics network,” commented Jim Martell, Chairman of Global Logistics. “Clark’s operating expertise and loyal base of customers afford us a tremendous opportunity to expand into new geographic markets, industry verticals, and add complementary services. We are acquiring a well-run business with a history of stable corporate ownership and strong leadership, and we look forward to working closely with the team to help Clark fully realize its potential.”
Gregory Burns, President and CEO of Global Logistics, commented, “With its non-asset-based business model, Clark is well positioned to expand its market share in the fragmented $200 billion freight forwarding industry. With explosive growth in world trade fueling demand for logistics services around the globe, the accelerating trend of outsourcing of shipping operations by customers, and a fragmented marketplace of forwarders that is ripe for consolidation, we see Clark as an excellent platform to succeed in this promising market. We will work closely with Clark to grow its operations while also pursuing additional acquisition opportunities to build out our global platform.”

Following the close of the transaction, Clark’s current management team will remain in place. Tim Teagan, 34 years with Clark, will become CEO of The Clark Group, Inc., and John Barry, 19 years with Clark, will be COO of the Company’s international division. Both have entered into long-term employment agreements with the Company. GLAC Chairman Jim Martell will remain Chairman of the Board of the combined company. Upon closing of the transaction, Gregory Burns will become chairman of the newly formed capital & acquisition committee.
Tim Teagan of The Clark Group, commented, “We have built an exceptional company with strong, diversified customer relationships and leading positions in the markets in which we compete. With an expanded capital base and the experienced team of GLAC executives, we are excited to partner with a growth-oriented ownership group. We look forward to moving more aggressively into new markets, growing our customer base, and adding service offerings to take advantage of our existing service platform.”
The transaction will be financed by GLAC’s cash and the issuance of 320,276 shares. As of March 31, 2007, GLAC had over $87 million held in trust exclusively for the use of completing a business combination. GLAC will maintain a cash balance of approximately $13 million upon completion of the transaction. The Company also plans to establish a $25 million credit facility for acquisitions and other growth initiatives. As part of the transaction, the founders of GLAC have placed 1.2 million founders shares in trust subject to forfeiture unless certain business performance criteria are met.
GLAC has received an opinion from Capitalink L.C., an independent investment banking firm, that the purchase price is fair from a financial point of view.
About Global Logistics Acquisition Corporation
Global Logistics Acquisition Corporation (AMEX: GLA), a publicly traded acquisition corporation, is focused solely on acquiring privately held transportation and logistics companies. The Company raised net proceeds of approximately $88 million through its initial public offering in February 2006 led by BB&T Capital Markets and EarlyBirdCapital, Inc. Please visit www.glacteam.com for more information.
This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information
GLAC intends to file with the SEC a preliminary proxy statement in connection with the proposed transaction. Stockholders of GLAC and other interested persons are advised to read, when available, GLAC’s preliminary proxy statement and definitive proxy statement in connection with the solicitation of proxies for the special meeting because this proxy statement will contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting of the acquisition. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, once available, at the SEC’s Internet site http://www.sec.gov or by directing a request to Global Logistics Acquisition Corp. at 330 Madison Avenue, 6th Floor, New York, NY 10017. Such persons can also read GLAC’s final prospectus, dated February 15, 2006, for a description of the security holdings of the GLAC officers and directors.